Exhibit 99.1

Imperva Announces Fourth Quarter and Full Year 2015 Financial Results

Fourth Quarter Highlights

•	Total revenue of $72.7 million, up 42% year-over-year

•	Combined product and subscription revenue increased 53% year-over-year driven by subscription and product revenue growth of 105% and 38%, respectively

•	GAAP operating loss of $5.7 million; Non-GAAP operating income of $6.9 million

•	Total deferred revenue as of December 31, 2015 increased 31% year-over-year to $106.7 million driven by 41% increase in short-term deferred revenue

•	Generated free cash flow of $4.6 million

Redwood Shores, Calif. – February 3, 2016 – Imperva, Inc. (NYSE: IMPV), committed to protecting business-critical data and applications in the cloud and on-premises, today announced financial results for the fourth quarter and full year ended December 31, 2015.

“The fourth quarter marked a strong finish to the year highlighted by our ability to achieve record product and subscription revenue,” stated Anthony Bettencourt, President and Chief Executive Officer of Imperva. “The combination of robust demand for our best-of-breed discovery, protection and compliance solutions and traction from our improved go-to-market strategy drove our record results during the year. Looking forward, we believe that Imperva is well positioned to maintain momentum in 2016 as we continue to help enterprises protect their business critical data and applications.”

Fourth Quarter 2015 Financial Highlights

•	Revenue: Total revenue for the fourth quarter of 2015 was $72.7 million, an increase of 42% compared to $51.4 million in the fourth quarter of 2014. Within total revenue, product revenue was $36.1 million, up 38% compared to $26.1 million in the same period last year. Services revenue increased 45% year-over-year to $36.6 million and accounted for 50% of total revenue. Within services revenue, overall subscription revenue grew 105% to $14.9 million, compared to the fourth quarter of 2014. Combined product and subscription revenue was $51.0 million, an increase of 53% compared to $33.4 million in the fourth quarter of 2014.

•	Operating Profit (Loss): Operating loss as reported in accordance with U.S. generally accepted accounting principles (GAAP) was $(5.7) million for the fourth quarter compared to a loss of $(11.2) million during the fourth quarter in 2014. GAAP results included stock-based compensation and amortization of purchased intangibles of $12.5 million for the fourth quarter of 2015 and $11.5 million for the fourth quarter of 2014. Non-GAAP operating income for the fourth quarter was $6.9 million or 9.4% of total revenue, compared to $0.3 million during the same period in 2014, excluding the above mentioned charges.

•	Net Profit (Loss): GAAP net loss attributable to Imperva stockholders for the fourth quarter was $(5.8) million, or $(0.18) per share based on 31.4 million weighted average shares outstanding. This compares to GAAP net loss attributable to Imperva stockholders of $(12.5) million, or $(0.48) per share based on 26.2 million weighted average shares outstanding in the fourth quarter of 2014.

Non-GAAP net income attributable to Imperva stockholders for the fourth quarter of 2015 was $6.7 million, or $0.20 per share based on 32.9 million weighted average diluted shares outstanding, excluding the above mentioned charges. This compares to non-GAAP net loss attributable to Imperva stockholders of $(1.0) million, or $(0.04) per share based on 26.2 million weighted average shares outstanding in the fourth quarter of 2014.

•	Balance Sheet and Cash Flow: As of December 31, 2015, Imperva had cash, cash equivalents and investments of $264.8 million. Total deferred revenue of $106.7 million increased 31% compared to $81.2 million as of December 31, 2014. Short-term deferred revenue of $79.1 million increased 41% compared to $56.1 million as of December 31, 2014.

The company generated $8.7 million in net cash from operations for the fourth quarter of 2015 compared to $5.2 million during the fourth quarter of 2014. The company generated $4.6 million in free cash flow (cash flows from operating activities, less capital expenditures) for the quarter compared to $3.3 million during the fourth quarter of 2014.

Full Year 2015 Financial Highlights

•	Revenue: Total revenue for 2015 was $234.3 million, an increase of 43% compared to $164.0 million for 2014. Within total revenue, product revenue was $107.6 million, up 45% compared to $74.3 million in 2014. Services revenue increased 41% year-over-year to $126.7 million and accounted for 54% of total revenue. Within services revenue, overall subscriptions revenue grew 97% to $46.3 million, compared to 2014. Combined product and subscriptions revenue was $153.8 million, an increase of 57% compared to $97.8 million during 2014.

•	Operating Profit (Loss): GAAP operating loss was $(47.8) million for 2015 compared to a loss of $(57.8) million during 2014. GAAP results included stock-based compensation, amortization of purchased intangibles and acquisition-related expenses of $52.4 million for 2015 and $40.0 million for 2014. Non-GAAP operating income for 2015 was $4.6 million, compared to an operating loss of $(17.8) million during 2014, excluding the above mentioned charges.

•	Net Profit (Loss): GAAP net loss attributable to Imperva stockholders for 2015 was $(48.9) million, or $(1.64) per share based on 29.8 million weighted average shares outstanding. This compares to GAAP net loss attributable to Imperva stockholders of $(59.0) million, or $(2.28) per share based on 25.8 million weighted average shares outstanding in 2014.

Non-GAAP net income attributable to Imperva stockholders for 2015 was $3.5 million, or $0.11 per share based on 31.6 million weighted average diluted shares outstanding, excluding the above mentioned charges. This compares to non-GAAP net loss attributable to Imperva stockholders of $(19.0) million, or $(0.74) per share based on 25.8 million weighted average shares outstanding in 2014.

•	Cash Flow: The company generated $23.9 million in net cash from operations for 2015 compared to $4.1 million during 2014. The company generated $15.8 million in free cash flow for 2015 compared to using $(1.5) million during 2014.

Both GAAP and non-GAAP loss per share attributable to Imperva stockholders for the full year ended December 31, 2014 adjust for the loss attributable to the company’s non-controlling interest in Incapsula. A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Fourth Quarter and Recent Operating Highlights

•	During the fourth quarter of 2015, Imperva booked 165 deals with a value over $100,000, compared to 143 deals during the fourth quarter of 2014. For the full year 2015, the company booked 501 deals with a value over $100,000, compared to 404 during 2014.

•	During the fourth quarter of 2015, Imperva added 228 new customers compared to 245 during the fourth quarter of 2014. For the full year 2015, the company added 756 new customers compared to 774 during 2014. Imperva now has over 4,500 customers in more than 90 countries around the world.

•	Imperva unveiled a new release of its Imperva Skyfence Cloud Gateway, a Cloud Access Security Broker (CASB) solution, which includes enhanced data loss prevention (DLP) and new data governance features to help global organizations mitigate the security and compliance risks associated with employee use of file-sync services.

•	Imperva announced Imperva CounterBreach, a new multi-layered security solution that protects enterprise data from theft and loss due to compromised, malicious and careless users.

Business Outlook

The following forward-looking statements reflect expectations as of February 3, 2016. Results may be materially different and could be affected by the factors detailed in this press release and in recent Imperva SEC filings.

First Quarter Expectations – Ending March 31, 2016

Imperva expects total revenue for the first quarter of 2016 to be in the range of $58.0 million to $60.0 million. The company expects in the first quarter of 2016 non-GAAP gross margins of approximately 78%. Further, Imperva expects in the first quarter of 2016 non-GAAP operating loss to be in the range of $(7.5) million to $(9.5) million and non-GAAP net loss to be in the range of $(8.5) million to $(10.5) million, or $(0.26) to $(0.32) per share based on approximately 32.4 million weighted average shares, which excludes stock-based compensation and amortization of purchased intangibles.

Full Year Expectations –Ending December 31, 2016

Imperva expects total revenue for 2016 to be in the range of $302.0 million to $307.0 million. Imperva expects 2016 non-GAAP gross margins of approximately 80%. Further, the company expects 2016 non-GAAP operating profit to be in the range of $7.0 million to $9.0 million and non-GAAP net profit to be in the range of $5.7 million to $7.7 million, or $0.17 to $0.23 per share based on approximately 33.5 million weighted average diluted shares, which excludes stock-based compensation and amortization of purchased intangibles. Imperva expects capital expenditures for the full year to be in the range of $18.0 million to $20.0 million. Finally, the company expects to generate positive cash flows from operations in 2016.

Quarterly Conference Call

Imperva will host a conference call today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to review the company’s financial results for the fourth quarter and full year ended December 31, 2015. To access this call, dial (877) 718-5104 for the U.S. or Canada or (719) 325-4801 for international callers with conference ID #9284463. A live webcast of the conference call will be accessible from the investors page of the Imperva website at www.imperva.com, and a recording will be archived and accessible at www.imperva.com. An audio replay of this conference call will also be available through February 17, 2016, by dialing (877) 870-5176 for the U.S. and Canada, or (858) 384-5517 for international callers and entering passcode #9284463.

Non-GAAP Financial Measures

Imperva reports all financial information required in accordance with U.S. generally accepted accounting principles (GAAP). To supplement the Imperva unaudited condensed consolidated financial statements presented in accordance with GAAP, Imperva uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the results of Imperva operations as determined in accordance with GAAP. The non-GAAP financial measures used by Imperva include historical non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP basic and diluted loss per share. These non-GAAP financial measures exclude stock-based compensation, amortization of purchased intangibles and acquisition-related expenses from the Imperva unaudited condensed consolidated statement of operations.

For a description of these items, including the reasons why management adjusts for them, and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled “Use of Non-GAAP Financial Information” as well as the related tables that precede it. Imperva may consider whether other significant non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.

Imperva believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the performance of Imperva by excluding certain items that may not be indicative of the company’s core business, operating results or future outlook. Imperva management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing operating results of Imperva, as well as when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate comparisons of the performance of Imperva to prior periods.

Forward Looking Statements

This press release contains forward-looking statements, including without limitation those regarding the Imperva “Business Outlook” (“First Quarter Expectations – Ending March 31, 2016” and “Full Year Expectations – Ending December 31, 2016”); and the company’s belief related to its ability to maintain momentum in 2016; and the company’s belief that enterprises will continue to use Imperva products and services to protect their business critical data and applications. These forward-looking statements are subject to material risks and uncertainties that may cause actual results to differ substantially from expectations. Investors should consider important risk factors, which include: the risk that demand for the company’s cyber security solutions may not increase or may decrease, including as a result of global macroeconomic conditions and other ecomomic conditions that may reduce enterprise software or security spending generally; the risk that the company may not timely introduce new products or versions of its products and that such products may not be accepted by the market; the risk that competitors may be perceived by customers to offer greater value or to be better positioned to help handle cyber security threats and protect their businesses from major risk; the risk that existing customers may focus their additional cyber security spending on other technologies or addressing other risks; the risk that the company’s growth may be lower than anticipated; the risk that the markets that Imperva addresses may not grow as anticipated; and other risks detailed under the caption “Risk Factors” in the company’s Form 10-Q filed with the Securities and Exchange Commission, or the SEC, on November 5, 2015 and the company’s other SEC filings. You can obtain copies of the company’s SEC filings on the SEC’s website at www.sec.gov.

The foregoing information represents the company’s outlook only as of the date of this press release, and Imperva undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, new developments or otherwise.

About Imperva

Imperva® (NYSE:IMPV) is a leading provider of cyber security solutions that protect business-critical data and applications. The company’s SecureSphere, Incapsula and Skyfence product lines enable organizations to discover assets and risks, protect information wherever it lives – in the cloud and on-premises – and comply with regulations. The Imperva Application Defense Center, a research team comprised of some of the world’s leading experts in data and application security, continually enhances Imperva products with up-to-the minute threat intelligence, and publishes reports that provide insight and guidance on the latest threats and how to mitigate them. Imperva is headquartered in Redwood Shores, California. Learn more: www.imperva.com, our blog, on Twitter.

© 2016 Imperva, Inc. All rights reserved. Imperva, the Imperva logo, SecureSphere, Incapsula and Skyfence are trademarks of Imperva, Inc. and its subsidiaries.

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IMPERVA, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(On a GAAP basis)

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	Dec 31 2015	Dec 31 2014	Dec 31 2015	Dec 31 2014
Net revenue:
Products and license	$36,113	$26,100	$107,563	$74,299
Services	36,601	25,277	126,735	89,711

Total net revenue	72,714	51,377	234,298	164,010
Cost of revenue(1, 2):
Products and license	3,412	3,142	10,947	9,248
Services	10,383	7,154	36,633	27,335

Total cost of revenue	13,795	10,296	47,580	36,583

Gross profit	58,919	41,081	186,718	127,427
Operating expenses(1, 2):
Research and development	14,403	11,014	53,376	43,052
Sales and marketing	39,162	31,429	136,292	106,382
General and administrative	10,659	9,486	43,440	34,499
Amortization of purchased intangibles	352	352	1,408	1,269

Total operating expenses	64,576	52,281	234,516	185,202

Loss from operations	(5,657)	(11,200)	(47,798)	(57,775)
Other income (expense), net	(189)	101	(402)	(220)

Loss before provision for income taxes	(5,846)	(11,099)	(48,200)	(57,995)
Provision for income taxes	(65)	1,397	682	1,181

Net loss	(5,781)	(12,496)	(48,882)	(59,176)
Add: Loss attributable to noncontrolling interest	—	—	—	213

Net loss attributable to Imperva, Inc. stockholders	$(5,781)	$(12,496)	$(48,882)	$(58,963)

Net loss per share of common stock attributable to
Imperva, Inc. stockholders, basic and diluted	$(0.18)	$(0.48)	$(1.64)	$(2.28)

Shares used in computing net loss per share of common stock, basic and diluted	31,393	26,177	29,849	25,806

(1) Stock-based compensation expense as included in above:
Cost of revenue	$1,149	$586	$3,862	$2,058
Research and development	3,709	2,464	13,831	8,799
Sales and marketing	3,893	4,189	16,717	13,558
General and administrative	3,412	3,928	16,554	12,858

Total stock-based compensation expense	$12,163	$11,167	$50,964	$37,273

(2) Acquisition-related expense as included in above:
Cost of revenue	$—	$—	$—	$156
General and administrative	—	—	—	1,243

Total acquisition-related expense	$—	$—	$—	$1,399

IMPERVA, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	As of Dec 31 2015	As of Dec 31 2014
Assets
Current assets:
Cash and cash equivalents	$168,252	$68,096
Short-term investments	96,555	41,624
Restricted cash, current	79	62
Accounts receivable, net	61,051	47,446
Inventory	815	259
Deferred tax assets	—	408
Prepaid expenses and other current assets	7,965	3,927

Total current assets	334,717	161,822
Property and equipment, net	12,164	7,618
Goodwill	34,972	34,972
Purchased intangible assets, net	7,991	9,399
Severance pay fund	4,530	3,980
Restricted cash	1,665	1,665
Deferred tax assets	588	329
Other assets	1,042	860

Total assets	$397,669	$220,645

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,870	$5,376
Accrued compensation and benefits	20,259	15,749
Accrued and other current liabilities	14,170	6,376
Deferred revenue	79,132	56,077

Total current liabilities	120,431	83,578
Other liabilities	4,515	10,408
Deferred revenue	27,525	25,098
Accrued severance pay	4,884	4,318

Total liabilities	157,355	123,402

Stockholders’ equity:
Common stock	3	2
Additional paid-in capital	448,182	256,388
Accumulated deficit	(206,540)	(157,658)
Accumulated other comprehensive loss	(1,331)	(1,489)

Total Imperva, Inc. stockholders’ equity	240,314	97,243
Noncontrolling interest	—	—

Total stockholders’ equity	240,314	97,243

Total liabilities and stockholders’ equity	$397,669	$220,645

IMPERVA, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the Twelve Months Ended
	Dec 31 2015	Dec 31 2014
Cash flows from operating activities:
Net loss	$(48,882)	$(59,176)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,551	3,578
Stock-based compensation	50,964	37,273
Amortization of acquired intangible assets	1,408	1,269
Amortization of premiums/accretion of discounts on short-term investments	496	416
Allowance for doubtful accounts	1,223	(195)
Excess tax benefits from share-based compensation	(165)	(385)
Changes in operating assets and liabilities:
Accounts receivable, net	(14,828)	(2,805)
Inventory	(1,056)	253
Prepaid expenses and other assets	(4,220)	409
Accounts payable	977	1,150
Accrued compensation and benefits	4,510	2,630
Accrued and other liabilities	3,242	1,847
Severance pay, net	16	93
Deferred revenue	25,482	18,123
Deferred tax assets	149	(354)

Net cash provided by operating activities	23,867	4,126
Cash flows from investing activities:

Purchase of short-term investments	(89,626)	(33,267)
Proceeds from sales/maturities of short-term investments	33,948	29,821
Acquisitions, net of cash acquired	—	(12,083)
Net purchases of property and equipment	(8,080)	(5,621)
Change in restricted cash	(17)	(441)

Net cash used in investing activities	(63,775)	(21,591)
Cash flows from financing activities:
Proceeds from follow-on public offering, net of offering costs	127,853	—
Proceeds from issuance of common stock, net of repurchases	23,524	10,546
Excess tax benefits from share-based compensation	165	385
Shares withheld for tax withholding on vesting of restricted stock units	(11,464)	(2,074)

Net cash provided by financing activities	140,078	8,857
Effect of exchange rate changes on cash and cash equivalents	(14)	—

Net increase (decrease) in cash and cash equivalents	100,156	(8,608)

Cash and cash equivalents at beginning of period	68,096	76,704

Cash and cash equivalents at end of period	$168,252	$68,096

IMPERVA, INC. AND SUBSIDIARIES

(Reconciliation of GAAP to Non-GAAP Measures)

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	Dec 31 2015	Dec 31 2014	Dec 31 2015	Dec 31 2014
GAAP operating loss	$(5,657)	$(11,200)	$(47,798)	$(57,775)
Plus:
Stock-based compensation expense	12,163	11,167	50,964	37,273
Acquisition-related expense	—	—	—	1,399
Amortization of purchased intangibles	352	352	1,408	1,269

Non-GAAP operating income (loss)	$6,858	$319	$4,574	$(17,834)

GAAP net loss attributable to Imperva, Inc. stockholders	$(5,781)	$(12,496)	$(48,882)	$(58,963)
Plus:
Stock-based compensation expense	12,163	11,167	50,964	37,273
Acquisition-related expense	—	—	—	1,399
Amortization of purchased intangibles	352	352	1,408	1,269

Non-GAAP net income (loss)	$6,734	$(977)	$3,490	$(19,022)

Weighted average basic shares outstanding	31,393	26,177	29,849	25,806
Weighted average diluted shares outstanding	32,889	26,177	31,619	25,806
Non-GAAP net income (loss), basic	$0.21	$(0.04)	$0.12	$(0.74)
Non-GAAP net income (loss), diluted	$0.20	$(0.04)	$0.11	$(0.74)

IMPERVA, INC. AND SUBSIDIARIES

(Reconciliation of Free Cash Flow)

(In thousands)

(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	Dec 31 2015	Dec 31 2014	Dec 31 2015	Dec 31 2014
Net cash provided by operating activities	$8,679	$5,213	$23,867	$4,126
Less:
Net purchases of property and equipment	(4,042)	(1,927)	(8,080)	(5,621)

Total free cash generated (used)	$4,637	$3,286	$15,787	$(1,495)

Use of Non-GAAP Financial Information

In addition to the reasons stated under “Non-GAAP Financial Measures” above, which are generally applicable to each of the items Imperva excludes from its non-GAAP financial measures, Imperva believes it is appropriate to exclude or give effect to certain items for the following reasons:

Stock-Based Compensation: When evaluating the performance of its consolidated results, Imperva does not consider stock-based compensation charges. Likewise, the Imperva management team excludes stock-based compensation expense from its operating plans. In contrast, the Imperva management team is held accountable for cash-based compensation and such amounts are included in its operating plans. Further, when considering the impact of equity award grants, Imperva places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants.

Acquisition-Related Charges: GAAP requires expenses to be recognized for various types of events associated with a business acquisition, such as legal, accounting, advisory and other deal related expenses. These expenses vary significantly and are unique to each transaction. Additionally, Imperva does not acquire businesses on a predictable cycle. Imperva records these acquisition and other transaction costs as operating expenses when they are incurred. Imperva believes that these acquisition and other transaction costs affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these expenses.

Imperva excludes stock-based compensation and acquisition-related charges from its non-GAAP financial measures primarily because they are expenses that it does not consider part of ongoing operating results when assessing the performance of its business, and the exclusion of these expenses facilitates the comparison of results and business outlook for future periods with results for prior periods in order to better understand the long term performance of its business.

Amortization of Purchased Intangibles. When analyzing the operating performance of an acquired entity, Imperva’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any allocations made for accounting purposes. Because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets (including acquired technology and goodwill), when analyzing the operating performance of an acquisition in subsequent periods, Imperva’s management excludes the GAAP impact of acquired intangible assets to its financial results. Imperva believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

In addition, in accordance with GAAP, Imperva generally recognizes expenses for internally-developed intangible assets as they are incurred until technological feasibility is reached, notwithstanding the potential future benefit such assets may provide. Unlike internally-developed intangible assets, however, and also in accordance with GAAP, Imperva generally capitalizes the cost of acquired intangible assets and recognizes that cost as an expense over the useful lives of the assets acquired (other than goodwill, which is not amortized, as required under GAAP). As a result of their GAAP treatment, there is an inherent lack of comparability between the financial performance of internally-developed intangible assets and acquired intangible assets. Accordingly, Imperva believes it is useful to provide, as a supplement to its GAAP operating results, a non-GAAP financial measure that excludes the amortization of acquired intangibles.

Investor Relations Contact Information

Seth Potter

646.277.1230

IR@imperva.com

Seth.Potter@icrinc.com